UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Sotherly Hotels Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SOTHERLY HOTELS INC.

March 21, 2019

Dear Stockholder:

On behalf of the board of directors and management of Sotherly Hotels Inc. (the “Company” or “Sotherly”), I cordially invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Williamsburg Community Building, 401 North Boundary Street, Williamsburg, Virginia 23185, on Tuesday, April 30, 2019 at 9:00 a.m., local time.  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  Directors and officers of the Company, as well as a representative of Dixon Hughes Goodman LLP, certified public accountants, are expected to be present to respond to any appropriate questions that you may have.

You will be asked to: (i) elect seven (7) Company directors; (ii) ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; (iii) hold an advisory and non-binding vote to approve executive compensation (“Say-on-Pay”); and (iv) hold an advisory and non-binding vote on the frequency of holding future advisory votes on executive compensation (“Say-on-Frequency”).  The board of directors has approved each of these proposals and its unanimous recommendations related to each are contained in the accompanying materials.

Your vote is important.  Regardless of the number of shares you own and regardless of whether you plan to attend the Annual Meeting, I encourage you to read the enclosed proxy statement carefully and sign and return your enclosed proxy card, or follow the instructions to vote by internet or telephone, as promptly as possible because a failure to do so could cause a delay in the Annual Meeting and additional expense to the Company.  A postage-paid return envelope is provided for your convenience.  This will not prevent you from voting in person, but it will assure that your vote will be counted if you are unable to attend the Annual Meeting.  If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.  If you are planning to attend the Annual Meeting, please let us know by marking the appropriate box on the proxy card.

Sincerely yours,

Andrew M. Sims
Chairman and Chief Executive Officer

410 West Francis Street, Williamsburg, Virginia 23185

SOTHERLY HOTELS INC.

410 WEST FRANCIS STREET

WILLIAMSBURG, VIRGINIA 23185

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2019

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Sotherly Hotels Inc. (the “Company” or “Sotherly”), will be held at the Williamsburg Community Building, 401 North Boundary Street, Williamsburg, Virginia 23185, on Tuesday, April 30, 2019 at 9:00 a.m., local time, for the following purposes:

1.	To elect seven (7) directors to the board of directors of the Company;
2.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	To hold an advisory and non-binding vote to approve executive compensation (“Say-on-Pay”);
4.	To hold an advisory and non-binding vote on the frequency of holding future advisory votes on executive compensation (“Say-on-Frequency”); and
5.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The board of directors is not aware of any other business to come before the Annual Meeting.  Stockholders of record at the close of business on March 1, 2019 are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.  To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (757) 229-5648.

A copy of the Company’s 2018 Annual Report to Stockholders is enclosed.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WE ENCOURAGE YOU TO VOTE BY PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING EVEN IF YOU CANNOT ATTEND.  ALL STOCKHOLDERS OF RECORD CAN VOTE BY WRITTEN PROXY CARD, BY TELEPHONE AT 1-800-690-6903, OR OVER THE INTERNET AT WWW.PROXYVOTE.COM.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.  PURSUANT TO A NEW YORK STOCK EXCHANGE (“NYSE”) RULE APPLICABLE TO NYSE-MEMBER BROKERS, IF YOUR SHARES ARE HELD BY YOUR BROKER AND YOU DO NOT GIVE YOUR BROKER VOTING INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED IN CONNECTION WITH MATTERS DEEMED BY THE NYSE TO BE “DISCRETIONARY.”  SUCH MATTERS INCLUDE, BUT ARE NOT LIMITED TO, THE ELECTION OF DIRECTORS AND MATTERS RELATING TO EXECUTIVE COMPENSATION.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Anthony E. Domalski
ANTHONY E. DOMALSKI
CORPORATE SECRETARY

Williamsburg, Virginia

March 21, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2019

The proxy statement and annual report to security holders are available on our website at www.sotherlyhotels.com.

IMPORTANT: PLEASE READ THE PROXY STATEMENT AND THEN PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS: (1) BY TELEPHONE BY CALLING 1-800-690-6903; (2) OVER THE INTERNET AT WWW.PROXYVOTE.COM; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

OF

SOTHERLY HOTELS INC.

410 WEST FRANCIS STREET

WILLIAMSBURG, VIRGINIA 23185

ANNUAL MEETING OF STOCKHOLDERS

APRIL 30, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “board”) of Sotherly Hotels Inc. (the “Company”, “Sotherly”, “we”, “us” or “our”) to be used at the 2019 Annual Meeting of Stockholders which will be held at the Williamsburg Community Building, 401 North Boundary Street, Williamsburg, Virginia 23185, on Tuesday, April 30, 2019 at 9:00 a.m., local time (the “Annual Meeting”).  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being mailed to stockholders on or about March 21, 2019.

All properly executed written proxies that are delivered pursuant to this proxy statement will be voted on all matters that properly come before the Annual Meeting for a vote.  If your signed proxy specifies instructions with respect to matters being voted upon, your shares will be voted in accordance with your instructions.  If no instructions are specified, your shares will be voted (a) “FOR ALL” Proposal I (election of directors); (b) “FOR” Proposal II (ratification of the Company’s independent registered public accounting firm for fiscal year 2018); (c) “FOR” Proposal III (approval, on an advisory and non-binding basis, of the compensation of the Company’s executive officers whose compensation is disclosed in this proxy statement (“Say-on-Pay”)); (d) “ONE (1) YEAR” for Proposal IV (approval, on an advisory and non-binding basis, as to the frequency of holding future advisory votes on executive compensation (“Say-on-Frequency”)); and (e) in the discretion of the proxy holders, as to any other matters that may properly come before the Annual Meeting.  Your proxy may be revoked at any time prior to being voted by: (i) filing with the Company’s Corporate Secretary (Anthony E. Domalski, at 410 West Francis Street, Williamsburg, Virginia 23185) written notice of such revocation; (ii) submitting a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.  Voting by telephone, Internet or mail will not prevent you from later revoking that proxy and voting in person at the Annual Meeting.

VOTING SECURITIES AND VOTE REQUIRED

The record date is the close of business on March 1, 2019 (the “Record Date”) for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, there were 14,222,378 shares of the Company’s common stock, $0.01 par value, outstanding.  Each stockholder of record on the Record Date is entitled to one vote for each share held.

The presence in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Shares represented by proxies received by the Company but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting.  Proxies received by the Company that reflect “broker non-votes” (i.e., proxies relating to shares held by brokers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.  In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned to another date, time or place, not later than 120 days after the original record date of March 1, 2019, without notice other than announcement at the meeting, in order to permit the further solicitation of proxies.

We need your vote.  Our stockholders are always encouraged to review the proxy materials and vote their shares.  Under New York Stock Exchange (“NYSE”) Rule 452, brokers who are voting with respect to shares held in street name have the discretion to vote such shares on routine matters but not on non-routine matters (so called “discretionary” matters), which include the election of directors and matters relating to executive compensation.  For purposes of Proposals I, III and IV, proxies received by the Company that reflect abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

As to the election of directors, the enclosed proxy enables a stockholder to vote “FOR ALL” the election of the nominees proposed by the board of directors, or to withhold authority to vote for the nominee being proposed.  Directors are elected by a plurality of votes of the shares present in person or represented by proxy at a meeting and entitled to vote in the election of directors.

As to the ratification of the independent registered public accounting firm and the advisory vote to approve executive compensation, which are submitted as Proposals II and III respectively, a stockholder may: (i) vote “FOR” the proposal; (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” with respect to the proposal.

As to the frequency of holding future advisory votes on executive compensation, which is submitted as Proposal IV, a stockholder may vote to include an advisory vote on compensation of the Company’s principal executive officers every “ONE (1) YEAR”, “TWO (2) YEARS” or “THREE (3) YEARS” or may “ABSTAIN” from voting on this matter.

Unless otherwise required by law, Proposal II shall be determined by a majority of votes cast affirmatively or negatively without regard to proxies marked “ABSTAIN” as to that matter.  Unless otherwise required by law, Proposals III and IV, and all other matters, shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes or (b) proxies marked “ABSTAIN” as to that matter.

While our board of directors intends to carefully consider the stockholder votes resulting from Proposals III and IV, the final vote will not be binding on us and is advisory in nature. It will be up to our Nominating, Corporate Governance and Compensation Committee (the “NCGC Committee”) and board of directors to determine whether and how to implement the votes on Proposals III and IV.

PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership, as of March 14, 2019, of (i) shares of common stock for each person or group known to us to be holding more than 5.0% of the number of shares of common stock outstanding, (ii) shares of common stock and operating partnership units for each director and named executive officer, and for the directors and named executive officers of the Company as a group.  None of the named executive officers has pledged any of their common shares as collateral, and none of either the named executive officers nor directors own any shares of preferred stock.  As of March 14, 2019, the Company had outstanding 14,222,378 shares of its common stock, $0.01 par value per share.  The table shows the number of shares of common stock and number of partnership interests or units in the Company’s operating partnership the person “beneficially owns,” as determined by the rules of the Securities and Exchange Commission.  The operating partnership is controlled by the Company as its sole general partner.  The operating partnership is obligated to redeem each unit at the request of the holder thereof for the cash value of one share of common stock or, at the Company’s option, one share of common stock.

Name of Beneficial Owner(1)	Number of Shares of Common Stock		Number of Units		Total	Percent of Class(2)
Andrew M. Sims	1,353,536	(3)	32,681	(4)	1,386,217	9.7
2nd Market Capital Advisory Corp	1,282,199	(5)	—		1,282,199	9.0
David R. Folsom	280,685	(8)	0		280,685	2.0
Edward S. Stein	40,500	(6)	133,099	(7)	173,599	1.2
Anthony E. Domalski	92,494	(9)	0		92,494	*
General Anthony C. Zinni	63,496	(10)	0		63,496	*
David J. Beatty	32,894	(11)	0		32,894	*
G. Scott Gibson IV	23,250	(12)	0		23,250	*
Herschel J. Walker	14,250	(13)	0		14,250	*
All executive officers and directors as a group (8 persons)	1,901,105		165,780		2,066,635	14.4

*	Represents less than 1% of the number of shares of common stock of the Company.
(1)

Unless otherwise indicated, the named stockholders have sole voting power with respect to all shares shown as being beneficially owned by them.  Includes all restricted stock grants, including those that will vest on December 31, 2019.

(2)

Rounded to the nearest one-tenth percent.  Assumes that all units of our operating partnership held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable).  The total number of shares outstanding used in calculating the ownership interest of the named holders of units in the operating partnership is based on the deemed conversion of only the units owned by such holder into shares of common stock.

(3)

Includes 68,500 shares of common stock granted under the 2004 Long-Term Incentive Plan (the “2004 Plan”), including 15,000 shares of our common stock granted pursuant to Mr. Sims’ prior employment agreement with us that were fully vested on January 1, 2011.  Includes 28,000 shares of common stock granted under the 2013 Long-Term Incentive Plan (the “2013 Plan”).  Includes 156,250 shares held by Susan L. Sims, Andrew M. Sims’ spouse.  Includes 793,937 shares held by the family limited partnership of Andrew M. Sims.  Includes 10,494 shares held in the Company’s Employee Stock Ownership Plan (the “ESOP”) and allocated to Mr. Sims subject to the terms of the ESOP.

(4)

Andrew M. Sims received 605,166 units in connection with our initial public offering.  On July 22, 2005, Andrew M. Sims’ family limited partnership received 23,850 units in connection with our acquisition of the Hilton Jacksonville Riverfront Hotel.  On February 28, 2014, Andrew M. Sims’ family limited partnership received 8,671 units in connection with our acquisition of the Crowne Plaza Houston Downtown Hotel (now known as The Whitehall), redeemable as of February 28, 2015.  Includes 32,681 units held by the Edgar Sims Irrevocable Trust for which Andrew M. Sims, Kim E. Sims, a former director, and Christopher L. Sims, a former director, serve as co-trustees.  Andrew M. Sims redeemed 115,000 units for common stock on June 7, 2011; 200,000 units for common stock on September 16, 2015; and 322,687 units for common stock on February 1, 2016.

(5)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2019, 2nd Market Capital Advisory Corp has voting and dispositive power over 1,282,199 shares.  The address of 2nd Market Capital Advisory Corp is 650 N. High Point Road, Madison, Wisconsin 53717.

(6)

Includes 18,500 shares of restricted stock granted under the 2004 Plan all of which were fully vested on December 31, 2013.  Includes 18,000 shares of restricted stock granted under the 2013 Plan, 15,000 of which were fully vested on December 31, 2018, and 3,000 of which will vest on December 31, 2019.  Includes 28,500 shares held by the Edward S. Stein Revocable Trust.

(7)	Represents 133,099 units held by the Celia K. Krichman Charitable Trust, of which Edward S. Stein is a Trustee. Mr. Stein disclaims beneficial ownership of these units.

(8)

Includes 84,363 shares of common stock granted under the 2004 Plan, including 60,000 shares of our common stock granted pursuant to Mr. Folsom’s employment agreement with us that were fully vested on January 1, 2011.  Includes 23,000 shares of common stock granted under the 2013 Plan.  Includes 10,494 shares held in the Company’s ESOP and allocated to Mr. Folsom subject to the terms of the ESOP.

(9)

Includes 39,750 shares of common stock granted under the 2004 Plan, including 30,000 shares of restricted common stock granted pursuant to Mr. Domalski’s prior employment agreement with us that were fully vested on December 31, 2017.  Includes 43,000 shares of common stock granted under the 2013 Plan, including 25,000 shares of our common stock granted pursuant to Mr. Domalski’s current employment agreement with us that will vest in equal amounts of 5,000 shares on each December 31 in the five-year period of 2018 through 2022.  Includes 10,494 shares held in the Company’s ESOP and allocated to Mr. Domalski subject to the terms of the ESOP.

(10)

Includes 18,500 shares of restricted stock granted under the 2004 Plan all of which were fully vested on December 31, 2013.  Includes 18,000 shares of restricted stock granted under the 2013 Plan, 15,000 of which were fully vested on December 31, 2018, and 3,000 of which will vest on December 31, 2019.

(11)

Includes 9,500 shares of restricted stock granted under the 2004 Plan all of which were fully vested on December 31, 2013.  Includes 16,000 shares of restricted stock granted under the 2013 Plan, 15,000 of which were fully vested on December 31, 2018, and 1,000 of which will vest on April 30, 2019.

(12)	Includes 8,250 shares of common stock granted under the 2013 Plan, 5,250 of which were fully vested on December 31, 2018, and 3,000 of which will vest on December 31, 2019.
(13)	Includes 14,250 shares of common stock granted under the 2013 Plan, 11,250 of which were fully vested on December 31, 2018, and 3,000 of which will vest on December 31, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and the beneficial owners of more than 10.0% of the common stock to file reports of ownership and changes in ownership of equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of such reports.  To the best of our knowledge, all of the filings by the Company’s directors and executive officers were made on a timely basis during the 2018 fiscal year.  We are not aware of any beneficial owners of more than 10.0% of our common stock other than as disclosed in the Principal Holders Table.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are elected by the stockholders annually.  The board of directors currently consists of seven (7) members.  Each director’s term of office expires at the Annual Meeting.  Each of the individuals named below has been nominated for election by holders of our common stock to the board of directors at the Annual Meeting to hold office until the 2020 annual meeting of stockholders and until their successors are elected and qualified.

David R. Folsom, Andrew M. Sims, Maria L. Caldwell, G. Scott Gibson IV, Edward S. Stein, Herschel J. Walker and General Anthony C. Zinni (the “Nominees”), have been nominated by the board of directors, as recommended by our NCGC Committee, for terms of one (1) year each.  David J. Beatty, who is currently a director of the Company, is not standing for re-election to the board of directors and his term as director of the Company will expire at the conclusion of the Annual Meeting.

Name	Position with the Company	Age as of the Annual Meeting	History of Service as a Director
David R. Folsom	Director, President and Chief Operating Officer	54	2011 - present
Andrew M. Sims	Chairman of the Board of Directors and Chief Executive Officer	62	2004 - present
Maria L. Caldwell	Director Nominee	55	None
G. Scott Gibson IV	Director	53	2017 - present
Edward S. Stein	Director	72	2004 - present
Herschel J. Walker	Director	57	2015 - present
Anthony C. Zinni	Director	75	2004 - present

The persons named as proxies in the enclosed proxy card intend to vote “FOR ALL” the election of the Nominees, unless the proxy card is marked to indicate that such authorization is expressly withheld.  Should one or more of the Nominees withdraw or be unable to serve (which the board of directors does not expect) or should any other vacancy occur in the board of directors, it is the intention of the persons named in the enclosed proxy card to vote “FOR ALL” the election of such persons as may be recommended by the NCGC Committee and the board of directors.  If there are no substitute nominees, the size of the board of directors may be reduced.

Directors are elected by a plurality of votes of the shares present in person or represented by proxy at a meeting and entitled to vote in the election of directors.  For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted on Proposal I.

Biographical Information

The principal business experience of each Nominee and executive officer of the Company is set forth below.  The biographical information below also includes, for each Nominee, the particular experience, qualifications, attributes or skills that led the board of directors to nominate such Nominee to serve as a director of the Company.

Nominees for Directors

David R. Folsom is Sotherly’s president and chief operating officer. He was appointed to the position of president in January 2011 and to the position of chief operating officer in January 2006. Mr. Folsom was appointed as a director in 2011. Mr. Folsom assists the chief executive officer in the execution of Sotherly’s strategic business plan and coordinates Sotherly’s capital raising and borrowing efforts, as well as sourcing and conducting due diligence on potential acquisitions to facilitate the company’s growth. Prior to joining Sotherly, Mr. Folsom was Vice President of Paragon Real Estate, a Cleveland-based early stage real estate venture focusing on distressed multi-family assets in 2005. From 2001 to 2005, he was an investment banker with BB&T Capital Markets, where he served in the Real Estate Securities Group and Debt Capital Markets Groups. While at BB&T, Mr. Folsom participated in over 70 equity, debt and preferred stock underwritings, as well as financial advisory transactions across many industries. He was a member of the lead underwriting team that took Sotherly public in 2004. Mr. Folsom served as a commissioned officer in the U.S. Marine Corps, is a graduate of the U.S. Naval Academy and received a master of business administration degree from Georgetown University. In 2012, Mr. Folsom also acted as an adjunct professor at the College of William and Mary. He is also a director of The Sotherly Foundation, a charitable foundation established by Sotherly to provide assistance to veterans.

The board of directors of Sotherly concluded that Mr. Folsom has the relevant professional experience and skills to serve as director of the Sotherly because of his current positions as president and chief operating officer of Sotherly as well as his past investment banking and real estate financing experience.

Andrew M. Sims is Sotherly’s chief executive officer and chairman of the board and has served in such capacities since its inception in August 2004. In addition, Mr. Sims served as Sotherly’s president from our inception through December 31, 2010. He served as President of MHI Hotels Services LLC, which does business as Chesapeake Hospitality (“Chesapeake Hospitality”) from 1995 until August 2004 after serving for seven years as Vice President of Finance and Development. As President of Chesapeake Hospitality, Mr. Sims oversaw company operations as well as the areas of accounting and finance, marketing, development and franchise relations. Andrew M. Sims is the brother of Kim E. Sims, a former director of the Company. Mr. Sims has a bachelor of science degree in commerce from Washington & Lee University.

The board of directors of Sotherly concluded that Mr. Sims has the relevant professional experience and skills to serve as director of Sotherly because he has spent over thirty-nine years in the hospitality industry and has experience operating, developing and owning hotel properties. Mr. Sims has held several positions in hotel management, including president of the hotel management company, Chesapeake Hospitality. Most recently, as chief executive officer, Mr. Sims has developed and expanded our hotel portfolio and managed franchise, banking and third party service-provider relations. Mr. Sims’ employment agreement with Sotherly provides that Sotherly must nominate him to serve as a director and, subject to his election as a director, he will serve as Chairman of the board of directors.

Maria L. Caldwell is the Chief Legal Officer and Director of Compliance Services of the National Association of State Boards of Accountancy (NASBA), a 110-year-old non-profit corporation that serves as a forum for the 55 boards of accountancy charged with regulating the CPA profession, and has served in that capacity and others since 2003.  From 1996 to 1999 Ms. Caldwell served as the general counsel for Sirrom Capital Corporation, where she managed Sirrom’s initial public offering, numerous follow-on public equity and debt offerings, and an aggregate of over $300 million in private loan closings.  In addition, she developed and managed the corporate governance program, managed SEC reporting and investor relations, and advised the board on a range of matters.  Ms. Caldwell has also practiced law with both Bass, Berry & Sims and Gibson, Dunn & Crutcher in the areas of securities law, mergers and acquisitions, real estate, and corporate law.  Ms. Caldwell is a current member of the Tennessee Bar and a former member of the State Bar of California.  She received a juris doctor degree from Duke University School of Law and a bachelor of arts degree in economics from Fairfield University.

Sotherly concluded that Ms. Caldwell has the relevant professional experience and skills to serve as director of Sotherly because of her 20 years of experience as general counsel of publicly traded and international non-profit companies, including broad transactional, functional and regulatory experience in real estate acquisition and financing, as well as public equity and debt offerings.

G. Scott Gibson IV, Ph.D., became a director of Sotherly in 2017 and is a member of Sotherly’s Audit Committee.  Mr. Gibson joined the faculty of the William and Mary Mason School of Business in 2005, where he is currently the Zollinger Professor of Finance. From 2001 until 2005, he was a professor at the Cornell University School of Hotel Administration, where he continues as an online executive education instructor. Since 2005, he has served on the editorial board of Cornell Hotel and Restaurant Administration Quarterly. His research interests include hospitality financing strategies, real estate investment trusts, investor targeting, and conflicts of interest in the delegated investment management industry. His research has appeared in leading hospitality, real estate, and finance journals and in the financial press, including the Wall Street Journal, Financial Times, New York Times, Barons, Business Week, and Bloomberg. He was a professor at the University of Minnesota Carlson School of Management from 1996 to 2001. Prior to his academic career, he worked as an analyst with Fidelity Investments from 1987 to 1988 and as a credit team leader serving Fortune 500 clientele with HSBC Bank from 1988 to 1991. He has a bachelor of science degree in finance from Boston College and a doctor of philosophy in finance from Boston College.

The board of directors of Sotherly concluded that Mr. Gibson has the relevant professional experience and skills to serve as director of Sotherly because of his academic career focusing on the hospitality and REIT sectors for over 15 years, including extensive published research in these fields.

Edward S. Stein became a director of Sotherly upon completion of the Company’s initial public offering in December 2004 and is chairman of Sotherly’s NCGC Committee and is a member of the Sotherly’s Audit Committee.  Mr. Stein is of counsel to the Norfolk, Virginia law firm of McIntyre Stein (formerly Wilson & McIntyre).  Prior to joining McIntyre Stein, he was a founding partner of the law firm of Weinberg and Stein, where he practiced from 1978 to 2014. Mr. Stein has practiced law in the areas of real estate, estate planning, probate, corporate law and business law since 1974. He is admitted to the Virginia Bar and is a member of the Norfolk and Portsmouth and Virginia Bar Associations. Mr. Stein received a bachelor of arts degree from Harvard University and a juris doctor degree from the University of Virginia School of Law.

The board of directors of Sotherly concluded that Mr. Stein has the relevant professional experience and skills to serve as director of Sotherly because he has spent more than thirty-five years practicing business, tax and corporate law and had served effectively as counsel for fourteen years to MHI Hotels Services LLC. Mr. Stein also has developed and rehabilitated real estate and has experience in venture capital transactions.

Herschel J. Walker became a director of Sotherly in 2015 and is a member of Sotherly’s NCGC Committee.  Mr. Walker is the founder of H. Walker Enterprises, LLC and its subsidiary, Renaissance Man Food Services, LLC, a certified Minority Business Entity, and has served as chief executive officer of each business since 2002.  As chief executive officer of H. Walker Enterprises, Mr. Walker oversees a broad line of products on a national level.  Mr. Walker owns Herschel’s Chicken and Ribs Kitchen, a full-service restaurant serving classic southern cuisine in Athens, GA since 2013.  He is also a recognized motivational speaker on a variety of business related topics for Fortune 500 companies and regional chapters of the National Minority Supplier Development Council.  Mr. Walker played football for the University of Georgia from 1980 to 1982, where he was a three-time All American and a recipient of the Heisman Trophy.  In 1999, he was inducted into the College Football Hall of Fame.  During Mr. Walker’s professional football career from 1983 to 1997, he played for the New Jersey Generals, Dallas Cowboys, Minnesota Vikings, Philadelphia Eagles, and New York Giants, and was selected to the USFL All-Star team in 1985 and the NFL Pro-Bowl in 1987 and 1988.  In addition to his football career, Mr. Walker was a member of the two-man U.S bobsled team for the 1992 Winter Olympics, and is undefeated in professional mixed martial arts.  Mr. Walker received a bachelor of science degree in criminal justice from the University of Georgia.

The board of directors of Sotherly concluded that Mr. Walker has the relevant professional experience and skills to serve as director of Sotherly because of his significant work ethic and accomplishments across many disciplines, including the successful leadership of H. Walker Enterprises.

General Anthony C. Zinni became a director of Sotherly in December 2004 upon completion of its initial public offering and is a member of Sotherly’s NCGC Committee. General Zinni served as a director at BAE Systems from 2001 to 2014, and served as Chief Executive Officer on an interim basis during 2009. General Zinni also served as a director of DynCorp International from 2006-2008 and served as the Executive Vice President of DynCorp International, from July 2008-December 2008. He retired from the U.S. Marine Corps after 39 years of service in October 2000. During his military career, General Zinni served as the Commanding General, First Marine Expeditionary Force from 1994 to 1996, and as Commander-in-Chief, U.S. Central Command from 1997 to 2000. General Zinni has participated in numerous humanitarian operations and Presidential diplomatic missions. In November 2001, General Zinni was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. Since November 2000, General Zinni has consulted in the areas of defense, military, national security, foreign policy and regional issues. Since 2008, he has served as a professor at Cornell University. In 2008, he also served as a professor at Duke University. General Zinni received a bachelor of arts degree in economics from Villanova University. He also earned a master of arts degree in international relations from Salve Regina College, a master of science degree in management and supervision from Central Michigan University, and honorary doctorate degrees from both the College of William and Mary and the Marine Maritime Academy.

The board of directors of Sotherly concluded that General Zinni has the relevant professional experience and skills to serve as director of Sotherly because he is a skilled and experienced leader who has a strong background in corporate governance. General Zinni’s leadership experience includes almost forty years in the U.S. Marine Corps and, more recently, as a director and executive officer of BAE Systems and DynCorp International, two large global security and defense public companies. General Zinni has served on four private company boards in addition to his public company board involvement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” THE ELECTION OF THE ABOVE NOMINEES.

Executive Officers of the Company Who Are Not Directors

Anthony E. Domalski, 57, is Sotherly’s vice president, secretary, and chief financial officer, the latter being a position to which he was appointed as of January 1, 2013. Prior to this role, Mr. Domalski was Sotherly’s chief accounting officer since May 2005. He joined Sotherly in May 2005 and was appointed an officer by the board of directors in July 2006. A certified public accountant, he is responsible for financial analysis, cash management, investment, risk management and financial and tax reporting. From 2001 to 2005, Mr. Domalski served as Chief Financial Officer for SwissFone, Inc., a Washington, D.C. based telecommunications company, where he assisted in a management-led buyout of the U.S. international wholesale division from Swisscom, AG. Prior to his tenure at SwissFone, Inc., Mr. Domalski held several other senior financial positions in the telecommunications and hospitality industry and spent nine years at a local public accounting firm. Mr. Domalski is a member of the American Institute of Certified Public Accountants. Mr. Domalski received a bachelor of science degree in accounting and finance from the University of Maryland.

Meetings and Certain Committees of the Board of Directors

The board of directors conducts its business through meetings of the board of directors and through its committees.  The board has two (2) standing committees: the NCGC Committee and an Audit Committee.  During the fiscal year ended December 31, 2018, the board of directors of our Company held four (4) regular meetings and two (2) special meetings.  No incumbent director of the Company attended fewer than 75% of the total meetings of the board of directors and committee meetings on which such board member served during this period.  Five (5) of the then seven (7) directors attended the Company’s 2018 annual meeting of stockholders.

Independent Directors

All of the members of the Audit Committee and the NCGC Committee and a majority of the Company’s board of directors must meet the test of “independence” as defined by the listing standards of the NASDAQ® Stock Market or NASDAQ.  The NASDAQ standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors has a responsibility to make an affirmative determination that a director has no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of independent judgment.  Our board of directors has determined that each of Messrs. Beatty, Gibson, Stein, Walker and Zinni, as well as director nominee Caldwell, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors.  Therefore, we believe that each of such directors is independent under the NASDAQ rules.

The NCGC Committee is currently comprised of directors Stein, Walker and Zinni.  All members of the NCGC Committee are independent in accordance with the listing standards of the NASDAQ.  This standing committee determines the salary for the chief executive officer, the president and chief operating officer and the vice president and chief financial officer.  The purpose of the NCGC Committee is to make recommendations to the board of directors regarding corporate governance policies and practices, recommend criteria for membership on the board of directors, make recommendations to the board of directors of potential director nominees, make recommendations to the board of directors concerning the membership, size and responsibilities of each of the committees, develop general policies relating to compensation and benefits, determine compensation for, and evaluate the performance of, our executive officers and administer our 2013 Plan.  The NCGC Committee met three (3) times during fiscal year 2018.  The NCGC Committee has adopted a written charter that last was amended on October 29, 2018 and sets forth the specific functions and responsibilities of the committee.  The NCGC Committee reviews and assesses the adequacy of its written charter on an annual basis.  The amended NCGC Committee charter is available on our website at www.sotherlyhotels.com.

The Audit Committee, a standing committee, is currently comprised of directors Beatty, Stein and Gibson.  The board of directors has determined that David J. Beatty, chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.  David J. Beatty is not standing for re-election to the board of directors and his term as director of the Company will expire at the conclusion of the Annual Meeting.  The Company anticipates that G. Scott Gibson IV will replace David J. Beatty as chairman of the Audit Committee and as the “audit committee financial expert”.  The Company also anticipates that director nominee Maria L. Caldwell will begin serving on the Audit Committee subject to her election to the board of directors.  All members of the Audit Committee are independent in accordance with the listing standards of the NASDAQ.  Prospective member Maria L. Caldwell is expected to be independent in accordance with the listing standards of the NASDAQ.  The Audit Committee meets with the independent registered public accounting firm to discuss the annual audit and any related matters.  The Audit Committee is further responsible for internal controls over financial reporting.  The Audit Committee met twelve (12) times in fiscal year 2018. The Audit Committee has adopted a written charter that last was amended on October 29, 2018 and sets forth the specific functions and responsibilities of the committee.  The amended Audit Committee charter is available on our website at www.sotherlyhotels.com.

Risk Oversight

The chief financial officer has responsibility for the day-to-day risk management functions of the Company and reports directly to the Audit Committee regarding issues related to risk management for the Audit Committee’s review and assessment.  The Audit Committee meets with the chief financial officer to review and discuss the Company’s risk management and related policies and procedures.  The Audit Committee meets as often as and to the extent that the Audit Committee deems necessary or appropriate, but at least annually in connection with the audit of each fiscal year’s financial statements.

Additionally, the charters of the board’s committees delegate to the committees various elements of the board’s risk oversight responsibility.  For example, our Audit Committee is responsible for periodically inquiring of management, our internal audit consultants and the independent auditors about the Company’s major financial and operational risks or exposures (including cyber-related risks); discussing the steps management has taken to monitor and control such exposures; and discussing guidelines and policies with respect to risk assessment and risk management.  Our NCGC Committee oversees risks associated with our corporate governance guidelines; our executive compensation plans and arrangements; and our code of business conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest.  All these risks are discussed with the entire board of directors as often as and to the extent that the committees deem necessary or appropriate.

Report of the Audit Committee

For the fiscal year ended December 31, 2018, the Audit Committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the Company’s independent registered public accounting firm, Dixon Hughes Goodman LLP, all matters required to be discussed by the Statement on Auditing Standards No. 61, as modified and superseded (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and letter from Dixon Hughes Goodman LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence and discussed with Dixon Hughes Goodman LLP its independence.  Based on the foregoing review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee:

David J. Beatty - Chairman

Edward S. Stein

G. Scott Gibson IV

Director Nomination Process

The board of directors is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a board.  The NCGC Committee works with the board of directors to determine the appropriate characteristics, skills and experience for the board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience and makes recommendations to the board of potential nominees.  When recommending candidates, the NCGC Committee assesses the board’s size and composition; corporate governance policies; applicable listing standards and laws; individual director performance, expertise and willingness to serve actively; the number of other public and private company boards on which a director candidate serves; consideration of director nominees proposed or recommended by stockholders and related policies and procedures; and other appropriate factors.  Characteristics expected of all directors include integrity, high personal and professional ethics, strong professional reputation and record of achievement, constructive and collegial personal attributes, sound business judgment and the ability and commitment to devote sufficient time and energy to board service.  There are no minimum qualifications that the NCGC Committee has established for a candidate recommended to the board of directors by the NCGC Committee.  The NCGC Committee does not have a diversity policy; however, the NCGC Committee seeks to include on the board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the board confronts.  In evaluating the suitability of individual board members, the NCGC Committee takes into account many factors, including general understanding of marketing and finance; understanding of our business; education and professional background; personal accomplishment; diversity of viewpoint; business expertise; and industry knowledge.  The board of directors, through the NCGC Committee, evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.  The NCGC Committee evaluates each incumbent director to determine whether such person should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during the current term.

In recommending candidates to the board of directors, the NCGC Committee will consider nominees recommended by stockholders so long as the recommendation is submitted to our corporate secretary within the timeframe required to request a proposal that will be included in the proxy materials for our next annual meeting of stockholders.  However, the NCGC Committee may, in its sole discretion, reject any such recommendation for any reason.

Andrew M. Sims’ employment agreement with us provides that we must nominate him to serve as a director.  The nomination right provided for under Andrew M. Sims’ employment agreement is subject to the determination of the NCGC Committee, in connection with each annual or special meeting of stockholders at which directors will be elected, that the nominee satisfies the standards established by the committee for service on the board.  If Andrew M. Sims fails to be nominated to our board of directors or is involuntarily removed from our board of directors, unless for cause or vote by the stockholders, he, David R. Folsom, and Anthony E. Domalski each will receive, among other things, a severance payment equal to three (3) times his respective combined salary base and actual bonus compensation for the preceding fiscal year.  Andrew M. Sims is not independent under the corporate governance standards of the NASDAQ.

The board of directors believes that its procedures comply with the requirements of the NASDAQ and provide adequate assurance that nominations are approved by independent directors.

Leadership Structure

Our board of directors remains committed to maintaining strong corporate governance and appropriate independent oversight of management.  The board has given careful consideration to our Company’s leadership structure and has determined that our Company and our stockholders currently are best served by having Andrew M. Sims serve as both chairman of the board of directors and chief executive officer.  This structure enables Andrew M. Sims to ensure that (i) the board’s agenda reflects our strategic challenges and opportunities; (ii) the board is presented with information required for it to fulfill its responsibilities; and (iii) board meetings are as productive and effective as possible.  In the view of the board, the combined role of chairman and chief executive officer promotes unified leadership and direction for the board and executive management and it allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plan.  The board believes that this leadership structure is also appropriate given the size of the Company.  As of March 14, 2019, the Company has only thirteen (13) employees and a board of seven (7) directors.  Due to the size of our Company, it would not be financially and strategically prudent to have separate leadership roles.  Andrew M. Sims has spent his career in leadership positions at the Company and the hotel management company, Chesapeake Hospitality.  The board believes his superior knowledge of all aspects of the Company, hotel management and the hospitality industry makes him the most qualified person to serve both roles for the Company.

The board of directors and its committees oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives.  Each of the board’s committees is composed entirely of independent directors.  Consequently, independent directors directly oversee such critical matters as the compensation of executive management, including Andrew M. Sims’ compensation, the selection and evaluation of directors and the development and implementation of corporate governance programs.  The independent directors conduct an annual performance review of the chairman and chief executive officer, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Andrew M. Sims’ leadership.  In addition, the NCGC Committee oversees the processes by which Andrew M. Sims is evaluated.  The board believes that the Company’s corporate governance documents, which are available on the Company’s website, help ensure that strong and independent directors will continue to play the central oversight role necessary to maintain the Company’s commitment to the highest quality corporate governance.  Pursuant to these governance principles, independent board members meet as often as and to the extent that the independent directors deem necessary or appropriate at executive sessions without management present.

Our board of directors has designated Edward S. Stein, the chairman of the NCGC Committee, to serve as the lead independent director.  The lead independent director serves as chairman of meetings of the independent directors.  The lead independent director, a separate and independent position from the chairman, calls meetings, supervises the conduct of meetings of the independent directors, records the minutes and reports meeting results and any decisions of the independent directors to our chairman and facilitates communication between the independent directors, the chairman and management.  The position held by Edward S. Stein ensures effective corporate governance for our Company.

NCGC Committee Interlocks and Insider Participation

The NCGC Committee consists of Mr. Stein, Mr. Zinni, and Mr. Walker.  None of the members of our NCGC Committee is or has been one of our employees or officers.  None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or our NCGC Committee.

Stockholder Communications

The board of directors does not have a formal process for stockholders to send communications to the board.  In view of the infrequency of stockholder communications to the board of directors, the board does not believe that a formal process is necessary.  Written communications received by our Company from stockholders are shared with the full board no later than the next regularly scheduled board meeting.  The board encourages, but does not require, directors to attend the annual meeting of stockholders.

DIRECTOR AND EXECUTIVE COMPENSATION

The NCGC Committee is responsible for developing our policies relating to compensation and benefits, determining compensation for, and evaluating the performance of, certain of our executive officers, and administering the 2013 Plan.  The NCGC Committee determines compensation for our three (3) most highly paid executive officers: the chief executive officer, the chief financial officer and the president and chief operating officer.  We refer to these three (3) executive officers as our principal executive officers.

The NCGC Committee reviews and approves, at least annually, corporate goals and objectives relevant to the compensation of the CEO.  The NCGC Committee also:

•	Evaluates at least annually the performance of the Company’s principal executive officers in light of the corporate goals and objectives;
•

At least annually, either as the NCGC Committee or together with the other independent directors, as directed by the board of directors, in light of the corporate goals and objectives and the performance evaluations: (i) determines and approves the compensation of the CEO, including individual elements of salary, bonus, supplemental retirement, incentive and equity compensation; and (ii) approves the compensation for the CFO and COO based on recommendations from the CEO;

•	Administers the Company’s incentive compensation plans and equity-based plans;
•

Reviews, as the NCGC Committee considers appropriate in setting principal executive officer compensation, the Company’s performance’s and relative stockholder return, compensation at comparable companies, past years’ compensation to the Company’s principal executive officers and other relevant factors; and

•

Reviews and approves all employment agreements, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the CEO, and reviews and makes recommendations to the board of directors regarding all such agreements, contracts, arrangements, perquisites and payments with respect to other executive officers.

In any deliberations or voting to determine the compensation of the CEO, the CEO must not be present; however, in any deliberations regarding the compensation of other executive officers, the NCGC Committee may elect to invite the CEO to be present but not vote.

The NCGC Committee’s principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers.  The NCGC Committee’s guidelines for compensation of our principal executive officers are designed to provide fair and competitive levels of total compensation while linking elements of compensation with performance.  A further objective of our compensation policies is to provide incentives and reward principal executive officers for their contribution to our Company.  To that end, the NCGC Committee believes executive compensation packages provided by us to the principal executive officers should include cash compensation that rewards performance as measured against established goals.  The NCGC Committee takes into account our principal executive officers’ existing ownership of the Company’s common stock and allocations of common stock made to the executives’ participant accounts pursuant to the Company’s ESOP, which the NCGC Committee believes aligns the interests of our principal executive officers with that of our stockholders and encourages a focus on long-term value creation.

It was favorably noted by the NCGC Committee that our stockholders overwhelmingly approved our executive compensation program at the 2018 annual meeting. Holders of approximately 6.44 million shares of our common stock, or approximately 92.0% of the total votes cast (without regard to broker non-votes or abstentions), voted for the advisory vote approving executive compensation.  The NCGC Committee generally considered the results of the 2018 advisory vote on executive compensation and considered these voting results as supportive of the NCGC Committee’s general executive compensation practices.

The NCGC Committee has not retained or obtained the advice of a compensation consultant.

Elements of our Compensation Plan

Elements of compensation for our principal executive officers consist principally of base salary, cash performance bonuses and non-discretionary allocations pursuant to the Company’s ESOP.  In determining each element of compensation for each principal executive officer, the NCGC Committee primarily considers the following elements:

•	market data relating to an identified peer group;
•	third-party compensation surveys for the lodging industry and, when applicable, compensation at comparable companies;
•	company performance in light of specified goals and guidance;
•	recommendations of the chief executive officer;
•	individual performance of the principal executive officers;
•	the terms of each principal executive officer’s employment agreement;
•	past years’ compensation paid to the Company’s principal executive officers; and
•	allocations to the principal executive officer’s participant accounts pursuant to the Company’s ESOP.

For 2018, executive compensation included three main components: (i) annual base salary; (ii) annual cash bonus; and (iii) non-discretionary allocations pursuant to the Company’s ESOP.

Principles and Objective of the Compensation Plan

The following table summarizes the primary components and rationale of the Company’s compensation philosophy and the pay elements that support that philosophy.

Philosophy Component	Rationale/Commentary	Pay Element
Compensation should be designed to attract and retain outstanding managers

The principal objective of the Company’s executive compensation plan has been and is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.

All elements (salary, annual cash bonus, ESOP allocations, health and welfare benefits, change in control severance agreements)
Compensation should provide fair and competitive levels of total compensation

To attract and reduce the risk of losing the services of valuable executive officers but avoid the expense of excessive pay, compensation should be competitive. The NCGC Committee assesses the competitiveness of the Company's compensation to its executive officers by comparison to compensation of executive officers at similar public companies, based on available proxy statement data and other data, or by reviewing publicly available third-party surveys to understand developments in compensation in the lodging sector.

All elements
Elements of compensation should be linked with performance

Performance-based pay aligns the interest of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. The executive officers are eligible to receive a cash bonus in target amounts between 25%-35% of their base salary, subject to consideration of the performance metrics described under the heading “Cash Bonus Plan”.

Cash bonus
Compensation should align the interests of our executive officers with those of our stockholders

The Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to the Company’s peers, taking into consideration the Company’s competitive position within the real estate industry and each executive’s long-term contributions to the Company.  The NCGC Committee takes into account significant existing equity ownership positions of our principal executive officers.

Non-discretionary ESOP allocations
Compensation should provide incentives and reward principal executive officers for their contribution to our Company

The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals. The Company’s executive compensation plan should reflect this work environment and reward the executive officers for meeting or exceeding performance expectations.

All elements

Base Salary

The original base salary amounts of the principal executive officers were provided for in their respective employment agreements and are subject to adjustment pursuant to the terms of those agreements.  In setting base salaries, and annually considering adjustments, the NCGC Committee uses an evaluation process considering the principal executive officer’s position, level and scope of responsibility and an evaluation of base salaries and other benefits of other executive officers of comparable companies, including an analysis of our Company’s current operating results.  The 2018 annual base salaries for the principal executive officers are provided in the Summary Compensation Table.  For 2019, the NCGC Committee approved a 2.5% increase to the annual base salaries for Mr. Sims and Mr. Folsom to reflect a cost-of-living adjustment as provided for by their respective employment agreements, resulting in annual base salaries for 2019 of $602,371 and $408,517, respectively.  The NCGC Committee approved an annual base salary for 2019 for Mr. Domalski of $342,375 as provided for by Mr. Domalski’s employment agreement.

Cash Bonus Plan

Under our employment agreements with the principal executive officers, each principal executive officer is eligible to receive a cash bonus in target amounts between 25%-35% of base salary.  The NCGC Committee has reviewed these agreements and has determined in the best interests of the Company to structure a cash bonus plan that may award above or below the 25%-35% target range indicated in the agreements subject to consideration of the following:

•	stock performance relative to our Company peer group; and
•	realizing the 2018 corporate goals and objectives and other personal goals established by our board of directors based on recommendations from our chief executive officer.

For 2018, the NCGC Committee approved cash bonuses for Mr. Sims, Mr. Folsom, and Mr. Domalski of $144,800, $94,800, and $64,800, respectively.  The NCGC Committee has determined that for 2019, the annual target bonus for which our chief executive officer, our chief operating officer, and our chief financial officer is eligible to receive will be an amount between twenty five percent (25%) and thirty five percent (35%) of each such executive’s base salary, pursuant to each executive’s respective employment agreement.

Employee Stock Ownership Plan

The Company sponsors and maintains the Sotherly Hotels Inc. ESOP and related trust for the benefit of its eligible employees.  Employees who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with the Company are eligible to participate.  On December 29, 2016, the Company entered into a loan agreement with the ESOP pursuant to which the ESOP may borrow up to $5,000,000 from the Company to purchase shares of the Company’s common stock (“ESOP Loan”).  Between January 3, 2017 and February 23, 2017, the ESOP purchased 682,500 shares of the Company’s common stock in the open market.  In accordance with the ESOP Loan documents, the common stock purchased by the ESOP serves as collateral for the ESOP Loan.  The ESOP Loan will be repaid principally from discretionary contributions by the Company to the ESOP over a period ending no later than December 29, 2036.  The interest rate on the ESOP Loan is 2.5% and the ESOP Loan documents provide that the ESOP Loan may be repaid over a shorter period, without penalty for prepayments.  Shares purchased by the ESOP are held in a suspense account for allocation among participants as contributions are made to the ESOP by the Company.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP Loan will be allocated among ESOP participants on the basis of compensation in the year of allocation.  Participants will generally be 100% vested in their ESOP account balances upon completion of five years of credited service.  A participant’s interest in his or her account under the ESOP will also fully vest in the event of termination of service due to normal retirement, death, or disability.  Distributions of vested ESOP account balances will be made in cash, provided that the participant will have the right to request a stock distribution, subject to the Company’s governing documents and applicable law.  The Company contributions to the ESOP are discretionary, subject to the ESOP Loan documents and tax law limits.  Pursuant to generally accepted accounting principles, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released or committed to be released from the suspense account.

Long-Term Stock Bonus Program

In 2013, the NCGC Committee formulated, and the board of directors adopted, a Long-Term Stock Bonus Program which was implemented in conjunction with the 2013 Plan, discussed below.  The program covers our chief executive officer, our chief financial officer and our president and chief operating officer.  When the Long-Term Stock Bonus Program was established, the NCGC Committee determined the appropriate target amounts of stock awards for each principal executive officer by reviewing market data relating to compensation programs for senior executives in the Company’s peer group, among other factors.

On February 15, 2017, the NCGC Committee approved the suspension of the Long-Term Stock Bonus Program in light of, among other things, planned ESOP allocations described above under the caption “Employee Stock Ownership Plan”.  As such, no stock bonus awards were issued for 2018 pursuant to the Long-Term Stock Bonus Program.  Given the tax and accounting impact on executives receiving stock bonus awards, the NCGC Committee determined that it is in the best interest of the Company to pursue the Company’s objective of encouraging increased executive ownership interest in the Company through contributions to the ESOP.  The NCGC Committee and the board of directors of the Company will continue to evaluate its approach to executive compensation, including stock-based compensation, and may reinstate the Long-Term Stock Bonus Program in the future.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by Andrew M. Sims, Anthony E. Domalski and David R. Folsom during the past three (3) fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Andrew M. Sims, CEO	2018	587,679	144,800	—		102,194	(2)	834,673
	2017	576,156	144,800	—		96,672	(3)	817,628
	2016	567,641	156,750	—		82,337	(4)	806,728

David R. Folsom, President and COO	2018	398,553	94,800	—		89,538	(2)	582,890
	2017	390,738	94,800	—		83,591	(3)	569,129
	2016	335,702	106,750	—		69,021	(4)	511,473

Anthony E. Domalski, Vice President, CFO and Secretary	2018	295,000	64,800	161,250	(1)	84,812	(2)	605,862
	2017	255,000	64,800	—		78,865	(3)	398,665
	2016	245,000	69,750	—		64,295	(4)	379,045

1

Represents the dollar value of stock awards calculated by multiplying the closing market price of our common stock of $6.45 on December 29, 2017, the date on which the common stock last traded immediately prior to the date of the grant, as reported on the NASDAQ, by the number of shares of unrestricted stock awarded.  Pursuant to Mr. Domalski’s current employment agreement with the Company dated as of January 1, 2018, the Company issued 25,000 restricted shares of common stock to Mr. Domalski on January 1, 2018, which vest in equal amounts of 5,000 shares over a five-year period during Mr. Domalski’s employment on December 31 of each year, commencing December 31, 2018 and ending December 31, 2022.

2

Includes the Company contributions to the 401(k) plan in the amount of $11,000 for each of Andrew M. Sims, David R. Folsom, and Anthony E. Domalski in 2018.  Includes insurance premiums paid by our Company for life insurance policies for the principal executive officers in the amount of approximately $11,510 for Mr. Sims, $4,899 for Mr. Folsom, and $2,685 for Mr. Domalski in 2018.  Includes insurance premiums paid by our Company for health insurance policies for the principal executive officers in the amount of approximately $21,405 for Mr. Sims, $31,654 for Mr. Folsom, and $31,654 for Mr. Domalski in 2018.  Includes insurance premiums paid by our Company for long-term disability insurance policies for the principal executive officers in the amount of approximately $30,391 for Mr. Sims, $14,096 for Mr. Folsom, and $11,584 for Mr. Domalski in 2018.  Includes ESOP allocation in the amount of $27,889 for each of Andrew M. Sims, David R. Folsom, and Anthony E. Domalski in 2018, which represents the dollar value of the ESOP share allocation multiplied by the closing market price of our common stock of $5.61 on December 31, 2018, the effective date of the allocation.

3

Includes the Company contributions to the 401(k) plan in the amount of $10,800 for each of Andrew M. Sims, David R. Folsom, and Anthony E. Domalski in 2017. Includes insurance premiums paid by our Company for life insurance policies for the principal executive officers in the amount of approximately $11,510 for Mr. Sims, $4,899 for Mr. Folsom, and $2,685 for Mr. Domalski in 2017.  Includes insurance premiums paid by our Company for health insurance policies for the principal executive officers in the amount of approximately $20,418 for Mr. Sims, $30,243 for Mr. Folsom, and $30,243 for Mr. Domalski in 2017.  Includes insurance premiums paid by our Company for long-term disability insurance policies for the principal executive officers in the amount of approximately $30,408 for Mr. Sims, $14,113 for Mr. Folsom, and $11,601 for Mr. Domalski in 2017.  Includes ESOP allocation in the amount of $23,536 for each of Andrew M. Sims, David R. Folsom, and Anthony E. Domalski in 2017, which represents the dollar value of the ESOP share allocation multiplied by the closing market price of our common stock of $6.45 on December 29, 2017, the effective date of the allocation.

4

Includes the Company contributions to the 401(k) plan in the amount of $10,600 for each of Andrew M. Sims, David R. Folsom, and Anthony E. Domalski in 2016.  Includes insurance premiums paid by our Company for life insurance policies for the principal executive officers in the amount of approximately $11,510 for Mr. Sims, $4,899 for Mr. Folsom, and $2,685 for Mr. Domalski in 2016.  Includes insurance premiums paid by our Company for health insurance policies for the principal executive officers in the amount of approximately $19,918 for Mr. Sims, $29,508 for Mr. Folsom, and $29,508 for Mr. Domalski in 2016.  Includes insurance premiums paid by our Company for long-term disability insurance policies for the principal executive officers in the amount of approximately $30,408 for Mr. Sims, $14,113 for Mr. Folsom, and $11,601 for Mr. Domalski in 2016.  Includes ESOP allocation in the amount of $9,901 for each of Andrew M. Sims, David R. Folsom, and Anthony E. Domalski in 2016, which represents the dollar value of the ESOP share allocation multiplied by the closing market price of our common stock of $6.79 on December 30, 2016, the effective date of the allocation.

Outstanding Equity Awards at Fiscal Year End

	Stock awards
Name	Number of shares of stock that have not vested (#)		Market value of shares that have not vested ($)
Anthony E. Domalski, Vice President, CFO and Secretary	20,000	(1)	112,200	(2)

1

Pursuant to Mr. Domalski’s employment agreement with the Company dated as of January 1, 2018, Mr. Domalski was issued 25,000 restricted shares on January 1, 2018, which vest in equal amounts of 5,000 shares over a five-year period during Mr. Domalski’s employment on December 31 of each year, commencing December 31, 2018, and ending December 31, 2022.

2

Represents the dollar value of shares of common stock calculated by multiplying the closing market price of our common stock of $5.61 on December 31, 2018, as reported on the NASDAQ, by the number of shares.

No other compensation has been awarded to, earned by or paid to any of our principal executive officers which is required to be reported in the above tables.

2018 Base Salary

For 2018, Andrew M. Sims received $587,679 in base salary, pursuant to the terms of his employment agreement.  For 2018, David R. Folsom received $398,553 in base salary, pursuant to the terms of his employment agreement.  For 2018, Anthony E. Domalski received $295,000 in base salary, pursuant to the terms of his employment agreement.

2018 Bonuses Awarded

The NCGC Committee awarded cash bonuses to the principal executive officers for fiscal year 2018 of $144,800, $94,800 and $64,800 to Andrew M. Sims, David R. Folsom, and Anthony E. Domalski, respectively.  In making its decisions, the NCGC Committee considered the factors described above under the caption “Cash Bonus Plan.”

Stock Awards Granted

In February 2017, the NCGC Committee suspended the Long-Term Stock Bonus Program, and did not award as bonus compensation any shares of the Company’s stock to the principal executive officers for fiscal year 2018. For fiscal year 2018, there were no grants of plan-based awards.

Pursuant to Mr. Domalski’s current employment agreement with the Company dated as of January 1, 2018, the Company issued 25,000 restricted shares of common stock to Mr. Domalski on January 1, 2018, which vest in equal amounts of 5,000 shares over a five-year period during Mr. Domalski’s employment on December 31 of each year, commencing December 31, 2018 and ending December 31, 2022.

OPTION EXERCISES AND STOCK VESTED

The Company has not granted any stock option awards to the principal executive officers. The following table sets forth information with respect to the vesting of the principal executive officers' restricted common stock during 2018.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew M. Sims, CEO	—	—

David R. Folsom, COO	—	—

Anthony E. Domalski, CFO	5,000	28,050(1)

1	For purposes of this table, the market value per vested share of common stock is assumed to be the closing market price per common share of $5.61 on December 31, 2018, the vesting date.

Employment Agreements

Our current employment agreements with Andrew M. Sims, our chief executive officer, David R. Folsom, our president and chief operating officer, and Anthony E. Domalski, our chief financial officer, provide for each executive’s annual salary and possible additional compensation in the form of cash bonus and restricted stock awards.  Each current executive will receive customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that each executive will receive the same monthly payments as under such executive’s respective employment agreement in the event of disability.  As described below, the current employment agreements provide our executives with severance benefits if such executive’s employment ends under certain circumstances including a change in control.  We believe that the current employment agreements will benefit us by helping to retain Mr. Sims, Mr. Folsom and Mr. Domalski and by allowing such executives to focus on their duties without the distraction of the concern for their personal situation in the event of a possible change in control of our Company.

Our current employment agreements with Mr. Sims, Mr. Folsom and Mr. Domalski contain provisions providing for substantial payments to these executives in the event of a change of control of our Company.  Specifically, if we terminate these executive’s employment without cause or the executive resigns with good reason, which includes a failure to nominate Andrew M. Sims to our board of directors or his involuntary removal from our board of directors, unless for cause or by vote of the stockholders, or if there is a change of control, each of these executives is entitled to the following:

•	any accrued but unpaid salary and bonuses;
•	vesting of any previously issued stock options and restricted stock;
•	payment of the executive’s life, health and disability insurance coverage for a period of five (5) years following termination;
•	any unreimbursed expenses; and
•

a severance payment equal to three (3) times such executive’s combined salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of such executive officer’s last day of employment.

TERMINATION PAYMENTS TABLE

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of their respective employment agreements.  The table assumes that termination of the named executive officer from the Company under the scenario shown occurred on December 31, 2018.

Name and Termination Scenario	Cash Payment(1) ($)	Acceleration of Vesting of Long- Term Equity Incentive Awards ($)		Excise Tax Gross-Up Payments	Other Benefits(2) ($)	Total ($)
Andrew M. Sims, CEO
Upon Death or Disability	—	—		—	—	—
By Company For Cause or By Executive Without Good Reason	—	—		—	—	—
By Company Without Cause or By Executive for Good Reason	2,162,868	—		—	316,528	2,479,396

David R. Folsom, President and COO
Upon Death or Disability	—	—		—	—	—
By Company For Cause	—	—		—	—	—
By Company Without Cause or By Executive for Good Reason	1,456,614	—		—	253,245	1,709,859

Anthony E. Domalski, Vice President, CFO and Secretary
Upon Death or Disability	—	—		—	—	—
By Company For Cause	—	—		—	—	—
By Company Without Cause or By Executive for Good Reason	959,400	112,200	(3)	—	229,616	1,301,216

1	This column assumes that there was neither Salary nor Annual Performance Bonus earned but unpaid as of December 31, 2018.
2

This column includes the dollar value of five years of payments for the respective executive’s life, health and disability insurance, using 2018 payments as an estimate and assuming no changes in the cost of these payments.

3

Reflects accelerated vesting of the remaining 20,000 unvested shares of Mr. Domalski’s restricted common stock award.  For purposes of this table, the market value per share of common stock is assumed to be the closing market price per common share of $5.61 on December 31, 2018.

For fiscal year 2018, there were no pension benefits or nonqualified deferred compensation.

CEO Pay Ratio

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K.  The annual total compensation for fiscal year 2018 for our CEO was $834,673, and for the median employee was $138,021. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2018 is 6.04 to 1.

	CEO to Median Employee Pay Ratio
	CEO		Median Employee
Base Salary	$587,679		$98,738
Cash Bonus	144,800		6,500
Stock Awards	—		—
All Other Compensation	102,194		32,783
TOTAL	$834,673		$138,021

CEO to Median Employee Pay Ratio	6.04	:	1

Risk Management Considerations

The NCGC Committee oversees risks associated with our executive compensation plans and arrangements.  The Company does not believe that the executive compensation plan is reasonably likely to cause a material adverse impact on the Company for several reasons.  First, our principal executives own significant amounts of common stock in the Company, and continue to receive additional shares of common stock pursuant to the Company’s ESOP, which we believe aligns the interests of our executives with that of our stockholders and encourages a focus on long-term value creation.  Second, we offer cash incentive bonuses in targeted amounts of 25%-35% of base salary subject to the consideration of performance metrics that are designed to reflect benefits to the Company.  Finally, we have never granted stock options.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code sets a limit of $1 million on the amount of annual compensation paid to an executive officer covered by Section 162(m) that may be deducted by a publicly-held company.  The Tax Cuts and Jobs Act amended Section 162(m), for taxable years beginning after December 31, 2017, to eliminate the exception to this deductibility limit for qualified performance-based compensation (as was available for periods prior to 2018.)  It has generally been the policy of the board of directors and the NCGC Committee to seek to qualify compensation payable to named executive officers for deductibility to the extent that such policy is consistent with our overall objectives and executive compensation policy, and while retaining flexibility to approve compensation that is not deductible.  None of our named executive officers received compensation in 2018 in excess of the limits imposed under Section 162(m).  Going-forward, any compensation paid to our executive officers who are covered by Section 162(m) in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

DIRECTOR COMPENSATION

The following table sets forth the cash and non-cash compensation awarded to certain of our independent, non-employee directors for their service during the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
David J. Beatty	$36,625	$17,970(1)	$54,595
G. Scott Gibson IV	$29,750	$17,970(1)	$47,720
Edward S. Stein	$37,000	$17,970(1)	$54,970
Herschel J. Walker	$24,500	$17,970(1)	$42,470
Anthony C. Zinni	$24,500	$17,970(1)	$42,470

1

Represents the dollar value of restricted stock awards calculated by multiplying the closing market price of our common stock of $5.99 on February 5, 2018, the date of grant, as reported on the NASDAQ, by the number of shares of restricted stock awarded.  The restricted stock awards for Messrs. Beatty, Gibson, Stein, Walker and Zinni were fully vested on December 31, 2018.

The NCGC Committee reviews the level of compensation of our non-employee directors on an annual basis.  To determine how appropriate the current level of compensation for our non-employee directors is, the NCGC Committee has historically obtained data from a number of different sources including publicly available data describing director compensation in peer companies.

We compensate certain of our independent, non-employee directors for their services as directors through a mixture of cash and equity-based compensation.  Eligible independent, non-employee directors receive annual compensation of $20,000, plus a fee of $750 (plus out-of-pocket expenses) for attendance in person at each meeting of the board of directors, and $750 for each committee meeting attended in person.  Directors who attend meetings telephonically receive a fee of $375.  Directors who are also officers or employees of our Company do not receive separate compensation for service as a director.  Directors Edward S. Stein and David J. Beatty each receive an additional $6,500 per year for their services as chair of the NCGC Committee and Audit Committee, respectively.

On an annual basis, the NCGC Committee makes a recommendation to the board of directors for awards of restricted stock to certain independent, non-employee directors for its consideration and approval.  On February 11, 2019, directors G. Scott Gibson IV, Edward S. Stein, Herschel J. Walker and General Anthony C. Zinni each received 3,000 shares that will vest on December 31, 2019.  Also on February 11, 2019, director David J. Beatty received 750 shares that will vest on April 30, 2019.  On February 22, 2019, director David J. Beatty received 250 additional shares that will vest on April 30, 2019.

On February 5, 2018, directors David J. Beatty, G. Scott Gibson IV, Edward S. Stein, Herschel J. Walker and General Anthony C. Zinni each received 3,000 shares that became fully vested on December 31, 2018.  Also on February 5, 2018, director G. Scott Gibson IV received an additional 2,250 unrestricted shares for his service during 2017.  Although distributions are paid on all restricted stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, these holders will be prohibited from selling such shares until they vest.  To date, the stock awards have been restricted until the last day of the fiscal year in which they were granted, with the following exceptions: (i) the 1,500 unrestricted shares granted to Mr. Beatty in 2012; (ii) the 750 restricted shares granted to Mr. Carey in 2014, which became fully vested on April 21, 2014; (iii) the 750 restricted shares granted to Mr. O’Hanlon in 2015, which became fully vested on April 27, 2015; (iv) the 2,250 unrestricted shares granted to Mr. Walker in 2016; (v) the 2,250 unrestricted shares granted to Mr. Gibson in 2018; and (vi) the 1,000 restricted shares granted to Mr. Beatty in 2019, which will vest on April 30, 2019.  Mr. Beatty’s term as director will expire at the Annual Meeting.

2013 Long-Term Incentive Plan

We have established the 2013 Plan for the purpose of recruiting and retaining our and our affiliates’ executive officers, employees, non-employee directors and consultants.  The 2013 Plan authorizes the issuance of options to purchase shares of common stock and the grant of stock awards, deferred shares, performance shares and performance units.

Administration of the 2013 Plan is carried out by the NCGC Committee.  The NCGC Committee may delegate a portion of its authority under the 2013 Plan to one or more officers.

Our officers and employees and those of our operating partnership and other subsidiaries are eligible to participate in the 2013 Plan.  Our non-employee directors, and other persons that provide consulting services to us and our subsidiaries are also eligible to participate in the 2013 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with our Audit Committee charter and procedures established by the Audit Committee, our Audit Committee or another independent body of our board of directors is responsible for reviewing and approving the terms and conditions of all related party transactions.  Any transaction, in which the amount involved exceeds $120,000, and in which a director or executive officer of our Company or a member of the immediate family of a director or officer has a direct or indirect material interest, would need to be approved by our Audit Committee or another independent body of our board of directors prior to our Company entering into such transaction.  The procedures for review and approval of certain relationships and related transactions are contained in our Audit Committee charter which is available on our website at www.sotherlyhotels.com.

All new related party transactions that were not previously approved were reviewed and approved by our Audit Committee or another independent body of our board of directors in 2018, unless otherwise indicated.

Transactions with Chesapeake Hospitality

Chesapeake Hospitality is the management company for eleven of our twelve wholly-owned hotels, as well as the Hyde Resort & Residences.  Chesapeake Hospitality is owned and controlled by individuals including Andrew M. Sims, our chairman and chief executive officer, and Kim E. Sims and Christopher L. Sims, each a former director of Sotherly and immediate family member of our chairman and chief executive officer.  As of December 31, 2018, Andrew M. Sims, Kim E. Sims and Christopher L. Sims, beneficially owned, directly or indirectly, approximately 19.3%, 20.0%, and 20.0%, respectively, of the total outstanding ownership interests of Chesapeake Hospitality.  Kim E. Sims and Christopher L. Sims are currently officers and employees of Chesapeake Hospitality.

Management Agreements

On December 15, 2014, we entered into a master agreement (the “Master Agreement”) and, in connection with that Master Agreement, a series of individual hotel management agreements (each a “Hotel Management Agreement” and, together, the “Hotel Management Agreements”) between the Company, the operating partnership, and MHI Hospitality TRS, LLC on the one hand and Chesapeake Hospitality on the other hand.  The Master Agreement and Hotel Management Agreements provide for ongoing management of each of the Company’s then current hotels and a mechanism relating to the potential management of additional hotels by Chesapeake Hospitality.  The Hyatt Centric Arlington which we acquired on March 1, 2018 is managed by an independent management company.

The Master Agreement:

•

expires on December 31, 2019, or earlier if all of the Hotel Management Agreements expire or are terminated prior to that date.  The Master Agreement will be extended beyond 2019 for such additional periods as a Hotel Management Agreement remains in effect;

•	caused the Hotel Management Agreements to come into effect on December 31, 2014;
•	requires Chesapeake Hospitality to provide dedicated executive level support for our managed hotels pursuant to certain criteria;
•

provides a mechanism and established conditions on which the Company will offer Chesapeake Hospitality the opportunity to manage hotels acquired by the Company in the future, pursuant to a negotiated form of single facility management agreement, with the caveat that the Company is not required to offer the management of future hotels to Chesapeake Hospitality; and

•

sets an incentive management fee for each of the hotels to be managed by Chesapeake Hospitality equal to 10% of the amount by which gross operating profit, as defined in the Hotel Management Agreement, for a given year exceeds the budgeted gross operating profit for such year; provided, however, that the incentive management fee payable in respect of any such year shall not exceed 0.25% of the gross revenues of the hotel included in such calculation.

Each of the Hotel Management Agreements has a term of five years commencing January 1, 2015, with the exception of the Hotel Management Agreement for the management of the Crowne Plaza Hollywood Beach Resort, which has a term of five years commencing July 31, 2015.  Each of the Hotel Management Agreements may be extended for up to two additional periods of five years subject to the approval of both parties with respect to any such extension.  The agreements provide that Chesapeake Hospitality will be the sole and exclusive manager of the hotels as the agent of the respective TRS Lessee and at the sole cost and expense of the TRS Lessee and subject to certain operating standards.  Each agreement may be terminated in connection with a sale of the related hotel.  In connection with a termination upon the sale of the hotel, Chesapeake Hospitality will be entitled to receive a termination fee equal to the lesser of the management fee paid with respect to the prior twelve months or the management fees paid for that number of months prior to the closing date of the hotel sale equal to the number of months remaining on the current term of the Hotel Management Agreement.  Upon the sale of a hotel, no termination fee will be due in the event the Company elects to provide Chesapeake Hospitality with the opportunity to manage another comparable hotel and Chesapeake Hospitality is not precluded from accepting such opportunity.  Chesapeake Hospitality is required to qualify as an eligible independent contractor in order to permit the Company to continue to operate as a real estate investment trust.

On February 3, 2017, we entered into a Condominium Hotel Management Agreement (the “Hyde Management Agreement”) with Chesapeake Hospitality for the management of the Hyde Resort & Residences condominium hotel.  In accordance with the Master Agreement, the Hyde Management Agreement has an initial term of five years commencing January 30, 2017 and mirrors the material terms of the other Hotel Management Agreements.  The terms of the Hyde Management Agreement provide for a base management fee equal to a percentage of the gross revenues from the rental of condominium units participating in our rental program in the amount of 2.00% through January 2018, 2.25% through January 2019, and 2.50% thereafter. Pursuant to the Hyde Management Agreement, Chesapeake Hospitality will manage for us the rental of individually owned condominium units pursuant to rental agreements entered into with individual condominium unit owners.  We also entered into an Association Sub Management and Assignment Agreement with Chesapeake Hospitality for the management and operation of the condominium association responsible for the operation of the Hyde Resort & Residences, and a Rental Management Agreement pursuant to which Chesapeake Hospitality agreed to manage the marketing and negotiation of rental agreements with individual condominium unit owners.

The base management fee for each of our hotels is a percentage of the gross revenues of the hotel and is due monthly. The applicable percentage of gross revenue for the base management fee for each of our wholly-owned hotels managed by Chesapeake Hospitality and the Hyde Resort & Residences is as follows:

Hotel Name	Commencement Date	Year 1	Year 2	Year 3	Years 4-5 & Renewals
Hotel Ballast Wilmington, Tapestry Collection by Hilton	January 1, 2015	2.65%	2.65%	2.65%	2.50%
Hilton Savannah DeSoto	January 1, 2015	2.65%	2.65%	2.65%	2.50%
DoubleTree by Hilton Philadelphia Airport	January 1, 2015	2.65%	2.65%	2.65%	2.50%
DoubleTree by Hilton Brownstone - University	January 1, 2015	2.65%	2.65%	2.65%	2.50%
Sheraton Louisville Riverside	January 1, 2015	2.65%	2.65%	2.65%	2.50%
Crowne Plaza Tampa Westshore	January 1, 2015	2.65%	2.65%	2.65%	2.50%
DoubleTree by Hilton Jacksonville Riverfront	January 1, 2015	2.65%	2.65%	2.65%	2.50%
DoubleTree by Hilton Laurel	January 1, 2015	2.65%	2.65%	2.65%	2.50%
Georgian Terrace	January 1, 2015	2.00%	2.25%	2.50%	2.50%
The Whitehall	January 1, 2015	2.00%	2.25%	2.50%	2.50%
DoubleTree by Hilton Resort Hollywood Beach	July 31, 2015	2.00%	2.25%	2.50%	2.50%
Hyde Resort & Residences	January 30, 2017	2.00%	2.25%	2.50%	2.50%
Future Hotels(1)		2.00%	2.25%	2.50%	2.50%

(1)	The base management fees for future hotels are set by the terms of the Master Agreement.

For the years ended December 31, 2018 and 2017, the Company paid management fees of approximately $4.8 million and $4.2 million, respectively, inclusive of incentive management fees of approximately $0.2 million and $0.1 million, respectively, to Chesapeake Hospitality.

Employee Medical Benefits

We purchase employee medical benefits through Maryland Hospitality, Inc. (d/b/a MHI Health), an affiliate of Chesapeake Hospitality, to pay for the employer portion of the plan covering those employees of Chesapeake Hospitality that work exclusively for our properties. For the years ended December 31, 2018 and 2017, we paid approximately $3.5 and $3.4 million (net of employee co-payments), respectively, for the employer portion of the plan covering those employees that work exclusively for our properties under our management agreements with Chesapeake Hospitality.

Workers’ Compensation Insurance

Pursuant to our management agreements with Chesapeake Hospitality, we pay the premiums for workers’ compensation insurance under a self-insured policy owned by Chesapeake Hospitality or its affiliates, and which covers those employees of Chesapeake Hospitality that work exclusively for our properties that are managed by Chesapeake Hospitality.  For the years ended December 31, 2018 and 2017, we paid approximately $0.9 million and $1.0, respectively, in premiums for the portion of the plan covering those employees that work exclusively for our properties under our management agreements with Chesapeake Hospitality.

Transactions with Employees

Effective as of June 24, 2013, and following the approval by a committee consisting of Sotherly’s independent directors, we hired Robert E. Kirkland IV and Ashley S. Kirkland as employees of the Company.  Ashley S. Kirkland is the daughter of our chief executive officer.  Robert E. Kirkland IV and Ashley S. Kirkland are married.  Effective as of September 30, 2014, and following the approval by a committee consisting of Sotherly’s independent directors, we hired Andrew M. Sims Jr. as an employee of the Company.  Andrew M. Sims Jr. is the son of our chief executive officer.  Neither Robert E. Kirkland IV, Ashley S. Kirkland, nor Andrew M. Sims, Jr. is an executive officer of Sotherly or the operating partnership.  For the year ended December 31, 2018, Robert E. Kirkland IV, Ashley S. Kirkland, and Andrew M. Sims Jr. received approximately $166,158, $124,606, and $134,436, respectively, in total compensation.  For the year ended December 31, 2017, Robert E. Kirkland IV, Ashley S. Kirkland, and Andrew M. Sims Jr. received approximately $152,111, $112,508, and $120,347, respectively, in total compensation.  Robert E. Kirkland IV serves as compliance officer, Ashley S. Kirkland serves as corporate counsel and operations analyst, and Andrew M. Sims Jr. serves as brand manager.

On January 29, 2015, our NCGC Committee approved a company policy regarding the executive use of non-commercial aircraft.  Pursuant to the policy, our chief executive officer has the right to use chartered aircraft, including aircraft owned by the chief executive officer, for business related travel.  Rates of reimbursement are based on quotes from at least two third-party charter operations for the same route and similar class aircraft.  For the years ended December 31, 2018 and 2017, the Company paid $146,105 and $178,345, respectively, in reimbursements pursuant to the policy.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

Our Audit Committee has approved the engagement of Dixon Hughes Goodman LLP (“DHG”) as our independent registered public accounting firm for fiscal year ended December 31, 2019, subject to ratification by our stockholders.  A representative of DHG is expected to be present at the Annual Meeting to respond to stockholders’ appropriate questions and will have the opportunity to make a statement if the representative so desires.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.  DHG was the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2018 and December 31, 2017.

Audit Fees.  The aggregate fees billed by DHG for professional services rendered for the audit of the Company’s annual consolidated financial statements, for the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for audits of acquisitions, consents and the review of Company filings with the Securities and Exchange Commission for the fiscal years ended December 31, 2018 and December 31, 2017 were $301,480 and $328,003, respectively.

Audit-Related Fees.  The aggregate fees billed by DHG for fees associated with audit services not required by statute or regulation and services related to the audit of the annual financial statements and to the review of the quarterly financial statements for the fiscal years ended December 31, 2018 and December 31, 2017 were $170,453 and $57,939, respectively.

Tax Fees.  The aggregate fees billed by DHG for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2018 and December 31, 2017 were $71,300 and $55,000, respectively.

All Other Fees.  The aggregate fees billed by DHG for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the years ended December 31, 2018 and December 31, 2017 were $0 and $0, respectively.

It is the Audit Committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent auditor to perform any service.  All of the services listed above for 2018 and 2017 were approved by the Audit Committee prior to the service being rendered.

You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting on this proposal.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the stockholders of the Company at the Annual Meeting.   For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR

PROPOSAL III—ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a stockholder the opportunity to approve or not approve, on an advisory and non-binding basis, our pay program for principal executive officers.  On April 16, 2013, at the Company’s annual meeting of stockholders, in a non-binding advisory vote of the Company’s stockholders regarding the frequency of holding future advisory votes on executive compensation, the proposed frequency that received the majority of votes cast was every one year.  In light of this result, the Company will hold a non-binding advisory vote on executive compensation every year, subject to the results of the current vote on the frequency of stockholder votes on executive compensation set forth in Proposal IV below.  The Company anticipates holding a vote on the frequency of stockholder votes on executive compensation at its annual meeting of stockholders in 2025.

As described in detail under the heading “Director and Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our principal executive officers, who are critical to our success.  Pursuant to these programs, the Company seeks to compensate the principal executive officers for achieving strategic business goals.  Please read “Director and Executive Compensation” for additional details about our executive compensation programs including information about the fiscal year 2018 compensation of our principal executive officers.

Accordingly, we will ask our stockholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory and non-binding basis, the compensation of the principal executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting on this proposal.

Approval of the proposal requires the affirmative vote of the holders of a majority of the votes cast by the stockholders of the Company at the Annual Meeting.  For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.  If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted on Proposal III.  While our board of directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL III.

PROPOSAL IV—ADVISORY AND NON-BINDING VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a stockholder the opportunity to inform the Company, on an advisory and non-binding basis, as to how often you wish the Company to include a proposal to approve executive compensation, similar to Proposal III, in our proxy statement.

You may vote to include an advisory vote on compensation of the Company’s principal executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, every “ONE (1) YEAR”, “TWO (2) YEARS” OR “THREE (3) YEARS” or you may “ABSTAIN” from voting on this matter.

The option of one year, two years or three years that receives a majority of all the votes cast at the Annual Meeting at which a quorum is present will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted on Proposal IV. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, while our board of directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The board of directors or the NCGC Committee may determine that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE EVERY “ONE (1) YEAR”.

STOCKHOLDER PROPOSALS

Stockholder Proposals for the 2020 Annual Meeting.  Stockholders interested in presenting a proposal for consideration at the Company’s annual meeting of stockholders in 2020 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the Company’s bylaws.  To be eligible for inclusion in the proxy statement, a stockholder proposal must be received by the Company’s Corporate Secretary no later than November 22, 2019, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement.  Any such proposal should be mailed to the Company at 410 West Francis Street, Williamsburg, Virginia 23185.

Stockholders interested in presenting a proposal or nomination of a candidate for election as a director at the Company’s 2020 annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (e.g., a proposal to be presented at the annual meeting of stockholders in 2020 but not included in the Company’s proxy statement) must do so in accordance with the advance notice provisions of the Company’s bylaws, and the nomination or proposal must be received by the Company’s Corporate Secretary no earlier than November 22, 2019 and no later than December 22, 2019 to be considered timely, which is 120 and 90 calendar days, respectively, prior to the anniversary of the mailing of this proxy statement.  Any such proposal should be mailed to the Company at 410 West Francis Street, Williamsburg, Virginia 23185.

OTHER MATTERS

The board of directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Company common stock.  In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2018 Annual Report to Stockholders accompanies this proxy statement.  Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.  A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 will be furnished without charge to stockholders as of the Record Date upon written request to the Corporate Secretary, Sotherly Hotels Inc., 410 West Francis Street, Williamsburg, Virginia 23185.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ Anthony E. Domalski
Anthony E. Domalski
Corporate Secretary

Williamsburg, Virginia

March 21, 2019

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SOTHERLY HOTELS INC. 410 WEST FRANCIS STREET WILLIAMSBURG, VA 23185 E56417-P16951  For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. SOTHERLY HOTELS INC. The Board of Directors recommends you vote FOR the following: !  !  !  1. Election of Directors Nominees: 01) David R. Folsom 02) Andrew M. Sims 03) Maria L. Caldwell 04) G. Scott Gibson IV 05) Edward S. Stein 06) Herschel J. Walker 07) Gen. Anthony C. Zinni The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain !  !  !  2. To ratify the appointment of Dixon Hughes Goodman LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019. !  !  !  3. An advisory and non-binding vote to approve executive compensation. 2 years 3 years 1 year Abstain The Board of Directors recommends you vote 1 YEAR on the following proposal: !  !  !  !  4. An advisory and non-binding vote on the frequency of holding future advisory votes on executive compensation. NOTE: The election of the directors of the nominees listed above is for terms to expire at the 2020 Annual Meeting of Stockholders. Should the undersigned be present and elect to vote at the Annual Meeting, or at any adjournments thereof, and after notification to the Corporate Secretary of the Company at the Annual Meeting of the undersigned's decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Corporate Secretary of the Company of his or her decision to terminate this proxy. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of an annual report, a Notice of Annual Meeting of Stockholders and a proxy statement for the Annual Meeting. !  !  Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

ANNUAL MEETING OF STOCKHOLDERS OF SOTHERLY HOTELS INC. April 30, 2019 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 30, 2019 The proxy statement and annual report to security holders are available on our website at www.sotherlyhotels.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10K are available at www.proxyvote.com. E56418-P16951 SOTHERLY HOTELS INC. ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited by the Board of Directors. April 30, 2019 The undersigned hereby appoints the board of directors of Sotherly Hotels Inc. (the "Company"), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the 2019 Annual Meetingof Stockholders (the "Annual Meeting"), to be held at the Williamsburg Community Building,401 North Boundary Street, Williamsburg, Virginia 23185 on Tuesday, April 30, 2019, at 9:00 a.m., local time,and at any and all adjournments thereof, in the following manner: THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED, TO THE EXTENT PERMISSIBLE. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. Continued and to be signed on reverse side